Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-276786) pertaining to the Praxis Precision Medicines, Inc. 2024 Inducement Plan of Praxis Precision Medicines, Inc. and the Praxis Precision Medicines, Inc. 2020 Stock Option and Incentive Plan, as Amended and Restated, of Praxis Precision Medicines, Inc. of our report dated March 5, 2024, with respect to the consolidated financial statements of Praxis Precision Medicines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 10, 2024